SHARE PURCHASE AGREEMENT

     This Share Purchase Agreement is made and entered into effective as of March 5, 2006 by and among BVR SYSTEMS (1998) LTD. ("BVR"), a company organized under the laws of the State of Israel, with offices at 16 Hamelacha Street, Rosh Ha'ayin, Israel, and Nir Dor acting on behalf of ____________a limited partnership (in formation) (the "Purchaser").

WHEREAS The Purchaser desires to acquire shares in BVR, and BVR wishes to issue and sell to the Purchaser shares in BVR on the terms as set forth herein.

Accordingly, in consideration of the covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.   AGREEMENT TO PURCHASE AND SELL

1.1 SHARES. Subject to and in accordance with the terms and conditions of this Agreement, BVR shall issue, and the Purchaser shall purchase 20,000,000 Ordinary Shares of BVR (the "Shares"), nominal value NIS 1.00 each, at a price per share of $0.18 (eighteen cents) at an aggregate consideration of $3,600,000 (three million six hundred thousand dollars) (the "Purchase Price").

1.2 WARRANT. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing BVR shall issue to the Purchaser three warrants (the "Warrants") to purchase, in the aggregate, 18,000,000 Ordinary Shares (the "Warrant Shares"). Forms of the Warrants are attached hereto as
     EXHIBIT 1.2.

2.   CLOSING

2.1 CLOSING DATE. The Closing of the transaction contemplated hereby (the "Closing") shall take place on March 21, 2006 at 14:00 o'clock, at the offices of Yigal Arnon & Co., 1 Azrieli Center, Round Building, 46th Floor, Tel Aviv, Israel.

2.2 TRANSFER OF FUNDS AND ISSUANCE OF CERTIFICATE. At the Closing, the Purchaser shall transfer to BVR the Purchase Price, by wire transfer into the account of BVR, Bank Hapoalim, Branch 615, Account #330330.

2.3  At the Closing BVR shall deliver to the Purchaser the following documents:

     (i) Resolutions of BVR's Board of Directors approving the execution and performance of this Agreement including the issuance of the Shares and the Warrants and the appointment of Mr. Nir Dor as a director of BVR until the next annual shareholders meeting of BVR;

     (ii) The Warrants dully executed;

     (iii) Approval of the Investment Center, if required.

2.4 BVR hereby agrees, undertakes and covenants that it shall promptly after the Closing, but in no event later than within 2 days thereafter record such issuance of the Shares and Warrant in the name of the Purchaser on the records of BVR and in the Companies Registrar and no later than 15 days thereafter provide the Purchaser with the share certificate representing the Shares.

3.   REPRESENTATIONS AND WARRANTIES OF BVR.

     BVR hereby represents and warrants to the Purchaser as follows:

3.1  ORGANIZATION; POWER; ETC.

(a) BVR is a company duly organized and validly existing under the laws of the State of Israel.

(b) BVR has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by BVR of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of BVR. Following the execution of this Agreement, this Agreement will constitute a valid and binding obligation of BVR, enforceable in accordance with its terms. Except for the approvals of the Office of the Chief Scientist and the Investment Center no consent or other approval is necessary for the consummation of the transactions contemplated hereby or the implementation thereof.

3.2 CAPITALIZATION. The authorized capitalization of BVR on the date of the Closing shall be 200,000,000 New Israeli Shekel divided to 200,000,000 Ordinary Shares, par value NIS 1.00 each. Enclosed as EXHIBIT 3.2 hereto is a capitalization table of the Company showing all of the outstanding shares of the Company and all outstanding or enforceable subscriptions, calls or convertible securities on the date hereof; notwithstanding the above the capitalization table does not include the issuance of 11,111,111 Ordinary Shares of BVR, par value NIS 1.00 each, to the shareholder of Blueridge Simulation Inc., which is currently under negotiations. All of the outstanding Ordinary Shares have been validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof.

3.3 TITLE OF SHARES. The Shares of BVR which will be issued to the Purchaser according to this Agreement, will be duly authorized, validly issued, fully paid, and non assessable, and free and clear of liens, security interests, pledges, charges, claims, encumbrances, pre-emptive rights or any other third party rights.

3.4 SECURITIES EXCHANGE COMMISSION. All reports and statements required to be filed by BVR, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have been filed and all such reports and statements conformed in all material respects with the applicable requirements of the Exchange Act and any pertinent rules and regulations thereunder, and did not, as of the respective dates thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not materially misleading.

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     The Purchaser hereby represents and warrants to BVR as follows:

4.1  ORGANIZATIONS; POWER.

     (a) The Purchaser is a duly organized, validly existing and in good standing under the laws of its state of incorporation.

     (b) The Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Following the execution of this Agreement, this Agreement will constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. No consent or other approval is necessary for the consummation of the transaction contemplated hereby or the implementation thereof. The performance by the Purchaser of its obligations under this Agreement will not constitute, or result in, a breach of any undertaking of the Purchaser.

4.2 PURCHASE FOR INVESTMENT. The Purchaser is acquiring the Shares for its own account for investment and without a view to the distribution or resale of such Shares, it being understood that this Section 4.2 shall not prevent the Purchaser from selling or otherwise disposing of any of the Shares in any transaction which does not violate the Securities Act of 1933, as amended (the "1933 Act").

4.3 U.S. FEDERAL SECURITIES LAWS. None of the Shares acquired hereunder may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition, a "sale"), except in compliance with (i) United States Federal Securities laws (which generally provide for a 12 month waiting period before resale of restricted securities), (ii) state blue sky laws.

4.4 LEGEND ON SHARES. The certificate representing the Shares shall be stamped or otherwise imprinted on its face with a legend in the following form:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Securities Act") and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (1) an effective Registration Statement under the securities act, (2) to the extent applicable, an exemption pursuant to Rule 144 under Securities Act (or similar rule under the Securities Act relating to the disposition of securities) or (3) an opinion of counsel, if such opinion shall be reasonably satisfactory to counsel for issuer, that an exemption from registration under the Securities Act is available. The Shares have been acquired for investment and may not be sold, transferred or otherwise disposed of except in compliance with the Securities Act."

5.   CERTAIN COVENANTS OF THE PARTIES.

5.1  BOARD OF DIRECTORS.

     (a) BVR undertakes that, as long as the Purchaser holds at least nine percent (9%) of the outstanding share capital of BVR, a nominee designated in writing by the Purchaser (the "Purchaser's Nominee") shall be appointed as a member of the Board of Directors of BVR.

     (b) The Board of Directors of BVR shall appoint Nir Dor as a member of the Board of Directors of BVR for the period commencing on the Closing and expiring on the next annual shareholders meeting of BVR.

     (c) For as long as the Purchaser holds at least nine percent (9%) of the outstanding share capital of BVR, the Board of Directors of BVR will recommend to the shareholders of BVR in the proxy materials prepared for the annual shareholders meeting of BVR, to appoint the Purchaser's Nominee as a member of the Board of Directors of BVR.

5.2 The Parties shall use their best efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies as shall be required in order to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof.

5.3 From the date of this Agreement to the Closing, BVR shall (i) provide Purchaser with such information as Purchaser may from time to time reasonably request with respect to BVR and the transactions contemplated by this Agreement, (ii) provide Purchaser and its officers, counsel and other authorized representatives reasonable access during regular business hours and upon reasonable notice to the properties, books, and records of BVR, or as may otherwise from time to time reasonably request, and (iii) permit Purchaser to make such inspections thereof as Purchaser may reasonably request. Notwithstanding the above BVR shall only be required to provide the above information subject to the Purchaser signing a non disclosure agreement which is reasonable in the circumstances.

6.   MISCELLANEOUS.

6.1 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party hereto.

6.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

6.3 HEADINGS. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

6.4 NO WAIVER. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking any action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

6.5 NO BROKER. Each of the Parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker or other firm or person, is or shall be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this Agreement.

6.6 NOTICES. Any notice, request, instruction or other document (each, a "notice") to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally, faxed or sent by registered or certified mail, postage prepaid,

     If to BVR to:

     16 Hamelacha Street

     Rosh Ha'aying, Israel

     Fax number: 972-3-9008040

     With a copy to:

     Yigal Arnon & Co.,

     1 Azrieli Center, Tel Aviv

     Fax number: 972-3-6087713

     Attention - Orly Tsioni, Adv.

     If to the Purchaser to:

     -----------------------

     With a copy to:

     Erdinast, Ben Nathan & Co.

     25 Nachmany Street, Tel Aviv

     Fax number: 972-3-5250896

     Attention: Giora Erdinast, Adv.

6.7  GOVERNING LAW.

     The Laws of the State of Israel shall govern the validity, performance and enforcement of this Agreement. The parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of Tel-Aviv in respect of any dispute or matter arising out of or connected with this Agreement.


IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


/s/ Aviv Tzidon                              /s/ Nir Dor
-----------------------                     -----------------------
BVR Systems (1998) Ltd.                     Nir Dor

                                   EXHIBIT 3.2

Shareholders             Total           Total %         Options        fully diluted   fully diluted %
                       ----------        ------         ----------       -----------        ------
Chun                   58,142,608         60.03%        10,864,444        69,007,052         51.54%

YaronS                    456,328          0.47%            72,000           528,328          0.39%

Polar                   3,070,400          3.17%         1,247,282         4,317,682          3.22%

Koonras                 3,181,807          3.28%           911,678         4,093,485          3.06%

Public                  2,084,287          2.15%                           2,084,287          1.56%

New Investors          17,150,447         17.71%         7,769,040        24,919,487         18.61%

Bank Leumi              6,111,111          6.31%                 -         6,111,111          4.56%

Bank Hapoalim           3,888,889          4.01%         1,388,889         5,277,778          3.94%

Industrial Bank         1,111,111          1.15%            80,000         1,191,111          0.89%

Aviv Tzidon                     -          0.00%         9,000,000         9,000,000          6.72%

Gillies                         -          0.00%         1,000,000         1,000,000          0.75%

ESOP                            -          0.00%           398,300           398,300          0.30%

new ESOP                        -          0.00%         3,721,000         3,721,000          2.78%

Directors                       -          0.00%           576,000           576,000          0.43%

Wise Pte                  600,000          0.62%                             600,000          0.45%

Tact                       63,547          0.07%                              63,547          0.05%

Electra                 1,000,000          1.03%                           1,000,000          0.75%

                       96,860,535        100.00%        37,028,633       133,889,168        100.00%